                                                                     EXHIBIT 4.7

                              CONSULTING AGREEMENT
                              --------------------


This Consulting Agreement ("Agreement") is made and entered into this 10th day of November, 1995, by and between Pierre Koshakji ("Koshakji") and Polyphase Corporation, a Nevada corporation ("Polyphase").

                                    Recitals

A. Koshakji is willing to undertake the providing of certain professional services in connection with the development of a multi purpose stadium in Las Vegas, Nevada by Polyphase, together with other business combinations Polyphase may pursue.

B. Polyphase desires to avail itself from time to time of Koshakji's services and advice, and therefore, Polyphase desires to enter into this Agreement with Koshakji and Koshakji is willing to provide consulting services to Polyphase, on the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Koshakji Retained.  Polyphase hereby retains Koshakji, and Koshakji hereby
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agrees to render advice and reasonable assistance to Polyphase under the terms and conditions hereinafter set forth.

2.   Duties.  During the term of this Agreement, Koshakji agrees to assist and
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advise Polyphase upon Polyphase's reasonable request in the following areas:

a. To assist in developing and implementing plans to construct and operate a multi purpose stadium in Las Vegas, Nevada. Responsibilities will include, but will not be limited to, (i) reviewing construction designs and plans, (ii) participation in the selection of vendors and suppliers, (iii) assisting in securing stadium events, (iv) assisting in developing and reviewing financing proposals, (v) developing seat option and luxury box sales program and (vi) participating in stadium public relations activities and promotional programs.

b.   Such other general assistance and advice that may be mutually agreed upon.

3.   Compensation.  As compensation for entering into this Agreement and for the
     ------------
services to be rendered hereunder, Polyphase shall:

a. Grant Koshakji an option to purchase 357,143 shares of the common stock of Polyphase at an exercise price of $3.50 per share. The form of option agreement to be executed between Koshakji and Polyphase is attached hereto and incorporated herein as if fully set forth at length. Polyphase shall be obligated to file a registration statement covering the options and/or the underlying shares granted to Koshakji pursuant to this Agreement on Form S-8 with the Securities
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and Exchange Commission.  Polyphase agrees to keep such registration statement effective during the term of this Agreement.

b. Pay to Koshakji an hourly fee of $100 for services performed, as agreed in writing prior to the performance of such service; and will reimburse Koshakji for reasonable out-of-pocket expenses incurred in connection with the performance of such services. Such amounts due herewith shall be due and payable within ten (10) business days of the receipt of billing by Polyphase.

4.   Term.  This Agreement shall be for a term of thirty-six (36) months unless
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sooner terminated provided in Paragraph 5 below.

5.   Termination.  This Agreement shall terminate:  a. If there has been a
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material breach of this Agreement and such breach has not been cured by the alleged breaching party on or before thirty (30) days from the date of the receipt of a written notice from the non-breaching party detailing the breach;

b.   Upon the mutual written agreement of the parties.

6.   Accuracy of Information and Indemnification.  Polyphase agrees to furnish
     -------------------------------------------
to Koshakji truthful and accurate information in all respects. Polyphase agrees to cooperate with Koshakji in the performance of Koshakji's consulting services. Polyphase agrees to indemnify and hold harmless Koshakji from any loss, liability, damages, cost and expenses (including attorneys' and other professional fees) that Koshakji may incur as a result of Polyphase furnishing to Koshakji any untruthful or inaccurate information or omitting to provide any material information necessary to make the statements being made or the information being furnished accurate and truthful in light of all the circumstances.

7.   Miscellaneous.
     -------------

a.   Assignability.  Unless otherwise agreed to in writing by both parties
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hereto, the rights, obligations and benefits established by this Agreement shall be nonassignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

b.   Relationship of the Parties.  The parties agree that Koshakji shall not be
     ---------------------------
deemed to be an employee, agent, servant, partner or joint venturer of Polyphase. Koshakji shall be considered an independent contractor for all purposes.

c.   Entire Agreement.  This Agreement contains the entire agreement of the
     ----------------
parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.

d.   State Law.  This Agreement, its interpretation, and its application shall
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be governed by the laws of the State of Texas.

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e.   Counterparts.  This Agreement may be executed in multiple counterparts,
     ------------
each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

f.   Notices and Waivers.  Any notice or waiver required or permitted to be
     -------------------
given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three (3) business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:

To:  Koshakji:                                        To Polyphase:
Pierre Koshakji                                       Paul A. Tanner, President
____________________                                  Polyphase Corporation
____________________                                  16885 Dallas Parkway
                                                      Dallas, Texas  75248

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signature.


- ---------------------------
Pierre Koshakji


POLYPHASE CORPORATION

/s/ Paul A. Tanner
- ---------------------------
Paul A. Tanner, President

This Option Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns; provided, however, this option may not be transferred or assigned by the purchaser otherwise than by the laws of descent and distribution.

IN WITNESS WHEREOF, the parties have executed this Option Agreement to be effective as of November 10, 1995.

POLYPHASE CORPORATION

/s/ Paul A. Tanner
- -----------------------------
Paul A. Tanner, President

PURCHASER:



- -----------------------------
Pierre Koshakji

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